Exhibit 10.1

PURCHASE OF SERVICE AGREEMENT

This Purchase of Service Agreement (the “Agreement”) is entered into on the    12th    day of April, 2022, between Red Beryl Mining Company, Inc., a State of Utah corporation (the “Service Provider”), Strategic Stibium Mining LLC., a State of California LLC (the “Investor”), and Xtra Energy Corporation., a State of Nevada corporation (the “Buyer”) that is publicly traded under the trading symbol “XTPT,” collectively referred to as the “Parties.”

Therefore, the Parties agree as follows:

1.	Purchased Services. The Buyer shall acquire from the Service Provider, the following services and assets following the successful funding by the Investor (see “Attached Proposal”).

a	Full Buyer rebranding, including a new completed website; company logo; and new social media accounts, including Twitter, Instagram, LinkedIn and YouTube. These social media accounts will be maintained by the Service Provider until the “Closing Date;” and

b.	Services shall include full procurement of a mining property targeting the element Antimony. The Service Provider's Head of Expansion, Steven Cyros, will complete a 413.2 acre 20 claim property targeting the surrounding Antimony King Mine (see “Attached Proposal”). This process shall include mapping, claim name/filing and the staking of 20 mining claims with the appropriate county recorder and Bureau of Land Management.

2.	Purchase Price. The Buyer shall issue to the Service Provider and the Investor 10,000,000 shares each of its common stock with a two (2) year restriction from deposit and resale upon the date of issuance.

3.	Closing Date. The Closing Date, though subject to extension or postponement by mutual agreement of the Parties, is composed of two parts :

Part 1 : Full Rebranding as noted in 1.a. to be completed within 90 days of the entered date above.

Part 2 : Full completion of the services mentioned in 1.b. within 180 days of the entered date above.

4.	General Representations and Warranties. The Parties, jointly and severally, represent and warrant the following.:

a.	Survival. Except as otherwise provided in this Agreement, the representations and promises of the Parties contained in this Agreement will survive (and not be affected in any respect by) the applicable statute of limitations as well as any investigation conducted by any party and any information which any party may receive.

b.	Further Actions. At any time and from time to time after the date of this Agreement: (1) the Service Provider shall execute and deliver or cause to be executed and delivered to the Buyer such other instruments and take such other action, all as the Buyer may reasonably request, in order to carry out the intent and purpose of this Agreement; and (2) the Buyer shall execute and deliver or cause to be executed and delivered to the Service Provider such other instruments and take such other action, all as the Service Provider may reasonably request, in order to carry out the intent and purpose of this Agreement.

c.	Governing Law. This Agreement and the transactions contemplated hereby will be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws principles) of the State of Nevada . Any suit, action, or other proceeding brought against any of the Parties to this Agreement or any dispute arising out of this Agreement or the transactions contemplated hereby must be brought either in the courts sitting in Washoe County, Nevada, or in the United States District Court for the District of Reno, Nevada and by its execution and delivery of this Agreement, each party accepts the jurisdiction of such courts and waives any objections based on personal jurisdiction or venue.

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d.	Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party, except that the Buyer may assign any or all of its rights under this agreement, in whole or in part, without obtaining the consent or approval of any other party, (1) to any current or future affiliate of the Buyer, (2) to any entity into which the Buyer may be merged or consolidated, (3) in connection with any acquisition, restructuring, merger, conversion, or consolidation to which the Buyer may be a party, or (4) to a lender to the Buyer or its affiliates as collateral security for current or future obligations owed by the Buyer or its affiliates to the lender.

e.	Notices. All notices and other communications under this Agreement must be in writing and given by first class mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at the party’s address set forth in this section or such other address as the party may hereafter specify by notice to the other parties given in accordance with this section. Any such notice or other communication will be deemed to have been given as of the date the applicable delivery receipt for such communication is executed as received or in the case of mail, three days after it is mailed.

If to the Service Provider: 10403 Treaty CT Spotsylvania, Virginia 22553

If to the Buyer:

If to the Investor: 5038 Park Rim Dr San Diego, CA 92117

f.	Miscellaneous. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement. This Agreement may not be modified or amended except by a writing signed by the Parties. This Agreement is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder. This Agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically. Any provision in this Agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent. The Exhibits and Schedules to this agreement are a material part of this agreement and are incorporated by reference herein.

5.	Specific Representations and Warranties.

a.	Capitalization. The only equity owner of the Service Provider is the owner and no person has any existing right to purchase any of the Purchased Assets.

b.	Compliance with Laws. With respect to the operation of Service Provider’s business, the Service Provider and its employees and officers are and at all times have been in compliance in all material respects with each law applicable to the Service Provider or to the operation of the business.

c.	Litigation. There are no claims or suits pending or, to the Service Provider’s knowledge, threatened by or against the Service Provider (1) relating to or affecting the business or Purchased Assets; or (2) by or against any employee of the Service Provider relating to or affecting the business or Purchased Assets. There are no judgments, decrees, orders, writs, injunctions, rulings, decisions, or awards of any court or governmental body to which the Service Provider is a party or is subject with respect to any of the Purchased Assets is subject.

d.	Financial Information. The Service Provider’s accountant and auditing team will prepare financial statements in accordance with GAAP and the financial statements will be audited prior to the Closing Date.

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e.	Non-Disclosure. The Buyer, as a publicly traded entity, the Service Provider, and the Investor shall not disclose the details of this Agreement prior to the Closing Date. Any such disclosure following the Closing Date, must be mutually agreeable to the Parties; provided, however, that any lack of disclosure would prevent the Buyer from full compliance with its legal disclosure obligations.

f.	Offers. The Service Provider agrees that from the date of this Agreement until the Closing Date, it will not engage in or accept any negotiations, solicitations or offers as they pertain to the Purchased Assets or Services.

The Service Provider, the Investor, and the Buyer have carefully read each of the provisions of this Agreement and fully understand and accept the legal ramifications that attach to any breach of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals, the date first above written.

Service Provider – Red Beryl Mining Company, Inc.

/s/ Alex Sunderland 4/11/2022	/s/ Steven Cyros 4/11/2022
Alex Sunderland, President & CEO	Steven Cyros, Head of Expansion

Buyer – Xtra Energy Corporation.

/s/Mac Shahsavar 4/12/2022
Mac Shahsavar, Chairman & CEO

Investor – Strategic Stibium Mining LLC.

/s/ Ryan Castillo 4/11/2022
Ryan Castillo, President & CEO

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